Exhibit 10.3
FIRST AMENDMENT TO
AMENDED AND RESTATED
2015 EQUITY INCENTIVE PLAN

    WHEREAS, the Board of Directors (the “Board”) of Root, Inc. (the “Company”) has adopted the Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”) for the benefit of the 2015 Plan participants and to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its parent and subsidiaries, by offering them an opportunity to participate in the Company’s future performance through equity awards; and

    WHEREAS, the Board adopted the 2020 Equity Incentive Plan, effective as of October 18, 2020; and

WHEREAS, the Board determined that there shall be no new equity grants issued under the 2015 Plan after October 19, 2020 and all future equity grants are to be issued under the 2020 Plan; and

WHEREAS, on June 7, 2022, the Company’s stockholders approved a reverse stock split of the Company’s common stock; and

WHEREAS, the Board delegated to a subcommittee of the Board authority to approve the final split ratio; and

WHEREAS, on August 1, 2022, a subcommittee of the Board approved a one-for-eighteen reverse stock split effective as of 5:00 p.m. eastern time on August 12, 2022; and

WHEREAS, Section 21 of the 2015 Plan permits the Board to amend the 2015 Plan from time to time, subject only to certain limitations specified therein, none of which are applicable to this amendment; and

WHEREAS, this amendment will not require stockholder approval because it does not represent a material revision to the 2015 Plan; and

WHEREAS, the Board and the Compensation Committee authorized any officer of the Company to adopt such amendment on behalf of the Board; and

NOW, THEREFORE, the following amendment is hereby made part of the 2015 Plan, effective as of August 12, 2022:

1.    The introductory sentence of Section 2.1 is hereby deleted in its entirety and replaced with the following new sentence to decrease the aggregate number of shares of common stock issuable thereunder:

2.1 Number of Shares Available. Subject to Sections 2.2 and 18 hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 2,520,552 Shares or such lesser number of Shares as permitted by applicable law.

2.    Section 5.10 is hereby deleted in its entirety and replaced with the following

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant, to disqualify any Participant’s ISO under Section 422 of the Code. In no event shall the total number of Shares issued (counting each reissuance of a Share that was previously issued and then forfeited or repurchased by the Company as a separate issuance) under the Plan upon exercise of ISOs exceed 333,333 Shares (adjusted in proportion to any adjustments under Section 2.2 hereof) over the term of the Plan.

IN WITNESS WHEREOF, the Company has executed this First Amendment to the 2015 Amended and Restated Equity Incentive Plan.

                        Root, Inc.

By:    /s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer
Date: August 12, 2022